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                                                                    EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT


      This Employment Agreement ("Agreement") is made as of May 1, 1997 by and between Jeffrey R. Donnelly ("Executive"), residing at Six Joel Court, Reisterstown, Maryland 21136, and CDR Associates, Inc. ("CDR"), a wholly-owned subsidiary of Health Management Systems Inc. (HMS), having its principal offices at 9642 Deereco Road, Baltimore, Maryland 21093, and HMS, having its principal offices at 401 Park Avenue South, New York, New York 10016.

                                   WITNESSETH:

      Whereas, HMS acquired CDR pursuant to a merger (the "Merger") effective April 29, 1996 between CDR and CDR Acquisition Corp., a wholly-owned subsidiary of HMS, in which CDR was the surviving entity;

      Whereas, Executive was a co-founder and principal shareholder of CDR prior to the Merger, and has served as President of CDR since its formation; and

      Whereas, Executive is a key member of the management of CDR and as a result HMS deems Executive's continued employment by CDR critical to the achievement by CDR of the business plan which led HMS to acquire CDR; HMS therefore desires to secure and retain the employment of Executive pursuant to the terms and conditions hereinafter specified, and Executive desires to continue in the employ of CDR.

      NOW, THEREFORE, it is mutually agreed between the parties hereto as follows:

      1.    Employment

            a. Duties. HMS agrees to employ Executive as a senior executive of CDR with duties and responsibilities consistent with Executive's expertise and current responsibilities and continuing future employment at CDR, which will continue to be headquartered in or near Baltimore, Maryland, during the term of this Agreement.

            b. Best Efforts. During the term of employment under this Agreement, Executive shall devote his best efforts to advance the interests of CDR and HMS. Executive shall not directly or indirectly engage in any other commercial duties or pursuits if such duties or pursuits interfere with his duties hereunder.

      2. Term. The term ("Term") of the Agreement shall commence as of May 1, 1997 and shall continue until April 30, 2001, unless earlier terminated as provided herein.

      3. Compensation. CDR shall pay to Executive, as consideration for the services to be rendered by Executive hereunder and for the periods specified herein, compensation as follows:
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            a. Signing Bonus. Upon execution of this Agreement, CDR shall pay
Executive a signing bonus in the amount of $300,000. In the event Executive shall voluntarily terminate employment with CDR prior to the end of the Term, Executive shall repay to CDR a pro rata portion of the signing bonus, such payment to be made within ten (10) days following the date of termination; provided, however, that no such pro rata repayment shall apply if Executive shall give not less than 30 days prior written notice of termination and shall reasonably cooperate in effecting an orderly transition in management.

            b. Salary. CDR shall pay to Executive a salary of $15,500 per month. Executive's performance and salary will be reviewed not later than May 1, 1999 and a salary increase of not less than $1,000 per month will be effective as of that date.

            c. Incentive Bonuses. For Fiscal Years 1997, 1998, 1999 and 2000 (ending October 31 of each year), to the extent CDR's operating margin exceeds $3.201 million (the operating margin achieved by CDR in Fiscal Year 1996), subject to adjustment as provided in Section 5(b) hereof, CDR shall pay Executive an incentive bonus in an amount equal to 10% of the amount by which CDR's operating margin exceeds $3.201 million (subject to adjustment), subject to CDR having generated sufficient cash during the respective Fiscal Year to permit payment and have CDR remain cash flow positive; provided, however, that Executive shall receive an incentive bonus of not less than $50,000 for each of the aforesaid Fiscal Years subject only to Executive's continued employment at the end of the respective Fiscal Year. Incentive bonuses shall be paid not later then 75 days after the end of each Fiscal Year. Total incentive bonuses payable to Executive during the Term shall not to exceed $1.500 million.

            d. Stock Options. Upon the execution of this Agreement, Executive shall be granted options (the "Additional Options") to purchase 40,000 shares of HMS common stock, at an exercise price equal to $5.88, the fair market value on the date of grant, pursuant to HMS's Stock Option and Restrictive Stock Purchase Plan (the "Stock Option Plan"). The ability of Executive to exercise the Additional Options will vest over four years, in five (5) equal installments of 8,000 options on November 1, 1997, 1998, 1999 and 2000 and April 30, 2001,
subject to continued employment on each such date, except as provided in Section 7 below. The Additional Options will be subject to such other terms and conditions as are set forth in the Stock Option Plan and the Stock Option Agreement evidencing the Additional Options annexed hereto. With respect to the options to purchase 29,000 shares of HMS common stock granted to Executive at the time of the Merger, Executive shall be eligible to participate in a Company-wide program approved by the HMS Board of Directors on May 28, 1997 pursuant to which current outstanding options with an exercise price in excess of $10.00 may be exchanged for a lesser number of newly granted lower priced options in accordance with an agreed upon Schedule, a copy of which is attached hereto.

      4. Benefits. Executive shall continue to participate on the current basis in the benefit programs applicable to employees of CDR; provided, however, that Executive shall be entitled to four (4) weeks of paid vacation per year, beginning with Fiscal Year 1997.


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      5.    Business Plan.

            a. Targets. Executive and CDR jointly have devised a business plan (the "Business Plan") with respect to CDR's fiscal years ended October 31, 1997 through 2000. The Business Plan requires CDR: (i) to be cash flow positive each year of the Business Plan; (ii) to attain annual targets for CDR revenues; and
(iii) to attain annual targets for CDR earnings before taxes (i.e., operating margin). Each of the requirements of Sections 5(a)(i), 5(a)(ii) and 5(a)(iii) is considered a "Factor". The annual requirements of Sections 5(a)(ii) and 5(a)(iii) (subject to adjustment as provided in Section 5(b) below) shall be as follows for CDR's fiscal years ending October 31:

            Fiscal Year         Revenues          Operating Margin
            -----------         --------          ----------------
               1997          $  6,264,000           $  4,007,000
               1998             8,166,000              4,982,000
               1999            10,129,000              6,340,000
               2000            11,579,000              7,070,000

            b. Operating Margin. "Earnings before taxes" or "operating margin" shall be determined in accordance with generally accepted accounting principles, without giving effect to incentive bonuses payable hereunder and pursuant to another Employment Agreement dated even date herewith, and shall be subject to adjustment to include HMS costs properly allocable to CDR (such as project management support, programming, data processing, marketing and administrative support) which shall be agreed upon as part of the Fiscal Year 1998 budget process and applied on the same basis (proportional to direct costs) to prior and subsequent Fiscal Years.

            c. Cash Flow Positive. The determination of whether CDR has been cash flow positive in any year shall be determined without giving effect to incentive bonuses; provided, however, that such bonuses shall only be earned and payable, except for the minimum incentive bonus, to the extent that after payment of such bonuses CDR shall continue to be cash flow positive.

      6. Termination of Employment. Executive's employment may be terminated by HMS in the event:

            a. Termination For Cause. Executive is convicted of a felony or a crime of moral turpitude, is shown by clear and convincing evidence to have acted dishonestly to the material detriment of CDR and/or HMS, or acts in gross dereliction of his duties. HMS shall provide Executive three (3) days written notice of Termination for Cause together with a statement of the facts HMS believes demonstrate the existence of cause.


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            b. Termination Without Cause. HMS reserves the right to terminate
Executive's employment for any lawful reason.

            c. Termination For Reasonable Cause. Executive's employment may be terminated by HMS in the event the Board of Directors of HMS determines that (x) CDR has failed substantially to comply with the Business Plan with respect to its immediately preceding fiscal year or (y) it is evident that CDR will fail substantially to comply with the Business Plan for the then-current fiscal year and CDR in fact has failed substantially to comply with the Business Plan for the two (2) immediately preceding fiscal quarters of the then-current fiscal year. CDR shall provide Executive not less than thirty (30) days notice of a Termination for Reasonable Cause. Substantial compliance with the Business Plan need not entail exact compliance with each of the individual Factors set forth in Sections 5(a)(i), 5(a)(ii) and 5(a)(iii) of this Agreement; however, failure to attain all three of the Factors in a fiscal year shall be deemed a failure to have substantially complied with the Business Plan.

            d. Death of Executive. If Executive dies during the Term of this Agreement, Executive's employment shall be deemed to have terminated on the last day of the calendar month during which Executive dies.

            e. Disability of Executive. Executive's employment may be terminated by HMS if Executive becomes permanently disabled. For purposes of this Section, Executive shall be deemed to be permanently disabled after twelve consecutive weeks during which because of physical or mental disability Executive was unable to perform substantially all of his duties.

      7.    Severance.

            a. Termination By Executive. In the event Executive voluntarily terminates employment with CDR, dies or becomes disabled, Executive's right to salary and benefits shall cease as of the date of termination in the case of voluntary termination and on the last day of the calendar month in which Executive dies or becomes disabled. In addition, Executive shall not be entitled to any incentive bonus for the Fiscal Year in which termination of employment shall occur or for any other future Fiscal Year within the Term and all unvested Additional Options as of the date of termination shall expire.

            b. Termination By HMS.

                (i) Termination For Actual Cause. In the event Executive shall be terminated for Actual Cause, Executive's right to salary, benefits and incentive bonus shall cease after the three (3) day notice period has been satisfied, and all unvested Additional Options as of such date shall expire.

                (ii) Termination Without Cause. In the event Executive shall be terminated without cause, Executive shall be entitled to continued salary, benefits and minimum incentive bonuses for the remainder of the Term in accordance with the payment provisions hereof and


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Executive's Additional Options shall continue to vest in accordance with the vesting schedule set forth herein.

                (iii) Termination For Reasonable Cause. In the event Executive shall be terminated for Reasonable Cause, Executive shall be entitled to continued salary, benefits, minimum incentive bonuses and vesting of Additional Options for a period of one year or one-half of the then remaining Term, whichever is longer; provided, however, such payments and benefits shall not extend beyond April 30, 2001. In the case of minimum incentive bonuses and vesting of Additional Options during the aforesaid severance period, all amounts shall be pro rated for periods not ending at the end of a Fiscal Year.

      8. Restrictive Covenants and Confidentiality/Non-Disclosure. Executive hereby ratifies and confirms all of the terms and conditions set forth in
Article 11 of the Agreement and Plan of Merger dated as of April 29, 1996 related to the Merger and in a certain letter agreement of even date therewith between Executive and HMS concerning non-competition and non-disclosure, which terms and conditions are incorporated herein by reference and made a part hereof.

      9. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been delivered on the date of delivery, if by hand or by confirmed facsimile transmission, or two days following the date of mailing, if mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties at the respective addresses first above written, or at such other addresses as the parties hereto shall designate in writing in the same manner as stated above.

      10. Modifications. This Agreement, including the incorporations by reference, constitutes the entire understanding between Executive and CDR and HMS with respect to the subject matter hereof. This Agreement shall not be modified, altered or amended, except in writing and executed by the party against whom such alteration is sought to be enforced.

      11. Successors in Interest. This Agreement shall be binding on Executive and CDR and HMS, and upon their respective heir(s), executor(s), administrator(s), successor(s) and assignee(s), provided, however, that neither Executive nor CDR/HMS shall assign or transfer their rights or obligations contained herein without the written consent of the other.

      12. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation thereof.

      13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.


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      14. Applicable Law. This Agreement is to be governed by, and interpreted in accordance with, the substantive laws of the State of New York, without regard to principles of conflicts of laws.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    By: /s/ Jeffrey R. Donnelly
                                       ----------------------------
                                            Jeffrey R. Donnelly

                                    CDR ASSOCIATES, INC.

                                    /s/ Joseph H. Czajkowski
                                    -------------------------------
                                        Joseph H. Czajkowski

                                    HEALTH MANAGEMENT SYSTEMS, INC.

                                    By: /s/ Paul J. Kerz
                                       ----------------------------
                                            Paul J. Kerz


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